SCHEDULE 13G
                                 (Rule 13d-102)

           Information to be included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                            U.S. Energy Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   902 951 102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



 ---------------------------------------------------------------------
                  (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__    Rule 13d-1(b)
__    Rule 13d-1(c)
__    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 902 951 102           SCHEDULE 13G                   Page 2 of 5 Pages
---------------------                                          -----------------



________________________________________________________________________________
1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

     Michael E. Kahan
________________________________________________________________________________
2) Check the Appropriate Row if a Member of a Group:

     a) -----------

     b) -----------
________________________________________________________________________________
3)   SEC Use Only

________________________________________________________________________________
4)   Citizenship or Place of Organization

     United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                               667,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                              NA
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                             667,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                NA
________________________________________________________________________________
9) Aggregate Amount Beneficially Owned by Reporting Person

                                                        667,400
________________________________________________________________________________
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                        [_]
________________________________________________________________________________
11) Percent of Class Represented by Amount in Row (9)

                                                        5.61%
________________________________________________________________________________
12) Type of Reporting Person

                                                        IN
_______________________________________________________________________________

CUSIP No. 902 951 102           SCHEDULE 13G                   Page 3 of 5 Pages
---------------------                                          -----------------


Item 1.

         (a) Name of Issuer:  U.S. Energy Systems, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                  515 North Flagler Drive, Suite 702,
                  West Palm Beach, FL 33401


Item 2.

         (a) Name of Person Filing: Michael E. Kahan

         (b) Address of Principal Business Office or, if None, Residence:

                  317 Madison Avenue, Suite 823,
                  New York, New York 10017

         (c) Citizenship: United States of America

         (d) Title of Class of Securities: Common Stock

         (e) CUSIP Number:  902 951 102


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

          Selection of a filing category pursuant to Rule 13d-1(b), or 13d-2(b) or (c) is not applicable to Michael E. Kahan.


Item 4.  Ownership.


         (a) Amount beneficially owned:  667,400

         (b) Percent of Class:   5.61%

         (c) Number of shares as to which such person has:

         (i)   sole power to vote or direct the vote:   667,400

         (ii)  shared power to vote or direct the vote:  NA

         (iii) sole power to dispose or direct the disposition of:  667,400

         (iv)  shared power to dispose or direct the disposition of:   NA


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

CUSIP No. 902 951 102           SCHEDULE 13G                   Page 4 of 5 Pages
---------------------                                          -----------------



Item 8.  Identification and Classification of Members of the  Group.

         Not Applicable.


Item 9.  Notice of Dissolution of Group.

         Not Applicable.


Item 10.  Certification.


          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b): Not Applicable

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):


               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

CUSIP No. 902 951 102           SCHEDULE 13G                   Page 5 of 5 Pages
---------------------                                          -----------------




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.





                                   January 28, 2002
                                --------------------------------
                                      Date


                                /s/ Michael E. Kahan
                                --------------------------------
                                   (Signature)


                                    Michael E. Kahan
                                --------------------------------
                                   (Name & Title)